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                                  Exhibit 99.3


INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Reliance Bank
Florence, South Carolina

We have audited the accompanying balance sheets of First Reliance Bank as of December 31, 2001 and 2000 and the related statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Reliance Bank as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Tourville, Simpson and Caskey, L.L.P.
Columbia, South Carolina
February 1, 2002

Tourville, Simpson & Caskey, LLP ceased operations on December 31, 2002. Therefore, the above opinions have not been reissued.